U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.   Name and Address of Reporting Person*

     TSUKUDA,      GEORGE
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     (Last)                          (First)              (Middle)

     3729 MC BETH DRIVE
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                                    (Street)

     SAN JOSE,              CA           95127
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     HUMAN BIOSYSTEMS           HBSC
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     April 2003
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5.   If Amendment, Date of Original (Month/Year)




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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]   Director                                [ ]    10% Owner
     [ ]   Officer (give title below)              [ ]   Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting Person
     [ ]   Form filed by more than one Reporting Person

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


           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                                5.        6.
                                                                 4.                       Amount of       Owner-
                                                                 Securities Acquired (A)  Securities      ship
                                                                 or Disposed of (D)       Beneficially    Form:    7.
                                                                 (Instr. 3, 4 and 5)      Owned Following Direct   Nature of
                     2.           2A.               3.                                    Reported        (D) or   Indirect
1.                   Transaction Deemed Execution   Transaction              (A)          Transaction(s)  Indirect Beneficial
Title of Security    Date        Date if any        Code           Amount    or   Price     (Instr. 3     (I)      Ownership
(Instr. 3)          (mm/dd/yy)   (mm/dd/yy)         (Instr. 8)               (D)               and 4)    (Instr.4) (Instr. 4)
================================================================================================================================
COMMON STOCK        4/24/2003                         P          38,461      A   $0.13        429,857       D

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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================



                                                                                            9.       10.
                                                                                            Number   Owner-
                                                                                            of       ship
           2.                                                                               Deriv-   of
           Conver-                  5.                            7.                        ative    Deriv-   11.
           sion                     Number of                     Title and Amount          Secur-   ative    Nature
           or                       Derivative   6.               of Underlying     8.      ities    Secur-   of
           Exer-            4.      Securities   Date             Securities        Price   Bene-    ity:     In-
           cise    3.       Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4)  of      ficially Direct   direct
           Price   Trans-   action  or Disposed  Expiration Date                    Deriv-  Owned    (D) or   Bene-
1.         of      action   Code    of (D)       (Month/Day/Year)         Amount    ative   at End   In-      ficial
Title of   Deriv-  Date     (Instr. (Instr. 3,                            or        Secur-  of       direct   Owner
Derivative ative   (Month/  8)      4 and 5)     Date     Expira-         Number    ity     Year     (I)      -ship
Security   Secur-  Day/                          Exer-    tion            of        (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3) ity     Year)    Code V    (A)   (D)  cisable  Date    Title   Shares    5)      4)       4)       4)
========================================================================================================================

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

Explanation of Responses:

      /s/George Tsukuda
        Its: Director                           04-25-2003
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      **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed.
     If space provided is insufficient, see Instruction 6 for procedure.